ARBOR COURT CAPITAL, LLC
CODE OF ETHICS

Introduction

The Code of Ethics is a compilation of basic principles of conduct for which you, as a Firm employee, are responsible for knowing and following. These principles represent values critical to our customers and others to conduct our business with honesty and integrity. The Code has been adopted to protect the reputation and integrity of Arbor Court Capital and its employees and to assist employees in following uniform standards of ethical conduct. The term "employee" in the Code is understood to mean officers, directors, employees, and independent contractors.

The Code of Ethics is intended to govern the actions and working relationships of employees with current or potential customers, consumers, other Firm employees, competitors, suppliers, government representatives, the media, and anyone else with whom the Firm has contact. In these relationships, employees must observe the highest standards of ethical conduct. The success of Arbor Court Capital as a provider of financial services is built upon the trust and confidential relationships maintained between Arbor Court Capital and its customers. Therefore, each employee is expected in all business matters to place Arbor Court Capital's and its customers' interest above his or her own self-interest and to discuss with Compliance any proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

It is Arbor Court Capital's policy that an employee maintain no position which (1) could conflict with their performance of duties and responsibilities to Arbor Court Capital, (2) affects or could affect independence or judgment concerning transactions between Arbor Court Capital and its customers, suppliers, or others with whom Arbor Court Capital competes or has existing or pending or potential business relationships, or (3) otherwise reflects negatively on Arbor Court Capital.

Employees must resolve any doubt as to the meaning of the Code in favor of good, ethical judgment. It is the responsibility of each employee to avoid even an appearance of impropriety.

Implicit in the Code of Ethics is Arbor Court Capital's policy that both Arbor Court Capital and its employees comply with the law. The law prescribes a minimum standard of conduct; the Code of Ethics prescribes conduct that often exceeds the legal standard. Any request made of an employee by any supervisor carries with it, whether or not articulated, the understanding that the employee is to comply with the request only to the extent he or she can do so while complying both with the law and this Code of Ethics. In certain instances, areas of Arbor Court Capital have their own unique policies governing subjects covered by the Code of Ethics due to their lines of business. These policies are in addition to the requirements of the Code of Ethics.

Confidentiality

Non-public information regarding Arbor Court Capital or its businesses, employees, customers, suppliers or consumers is confidential. Employees may not purposefully access or view such information without a business justification, disclose such information, or use it for trading in securities or for other personal gain during or after employment, except that employees may use confidential information to perform their job duties.

Self-Interest

Employees are prohibited from:

1.

Accepting employment or engaging in a business (including consulting and similar arrangements or arrangements with competitors) that may conflict with the performance of their duties or Arbor Court Capital's interest. All outside business activities require prior approval by Compliance.

2.

Taking for themselves personally opportunities that are discovered through the use of Arbor Court Capital proprietary, non-public information (such as processes, programs, software, and business information and plans) about Arbor Court Capital or its businesses, or position, even if developed by the employee either within or outside of the employee's area of responsibility, or using corporate property, information or position for personal gain, or competing with Arbor Court Capital.

3.

Taking unfair advantage of any customer, supplier, competitor, or other Firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

4.

Soliciting or demanding anything of value from any person in conjunction with the performance of their duties to Arbor Court Capital (other than normal compensation received from Arbor Court Capital).

5.

Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of Arbor Court Capital's business, in connection with any business or transaction involving Arbor Court Capital.

6.

Purposefully viewing or using confidential information about the Firm or its businesses, employees, or customers, consumers or suppliers without a valid business reason, for personal benefit or disclosing such information to others outside of job duties.

7.

Misusing Arbor Court Capital's information technology and electronic communications system, including accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business.

8.

Permitting Firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, used, or intercepted in an unauthorized manner.

9.

Making any political contribution of money or other property on behalf of Arbor Court Capital that would violate federal or state law.

10.

Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

11.

Purchasing property, whether real, personal or intangible, from Arbor Court Capital without the approval of his or her supervisor or other designated senior officer unless Arbor Court Capital makes a general offer of extraneous company property to employees on a non-discriminatory basis.

12.

Selling property or services to Arbor Court Capital unless approved by Compliance which will ascertain the reasonableness of the selling price.

13.

Providing customers with legal, tax, accounting or investment advice not in the usual course of business; or recommending attorneys, accountants, securities dealers, insurance agents, brokers, real estate agents, or other service providers if the advising employee receives a personal reciprocal benefit for the referral from the service provider. (Note that referrals to service providers are permissible as long as the employee does not receive a personal reciprocal benefit for that referral.)

14.

Engaging or investing in any business that directly or indirectly competes with services provided by Arbor Court Capital or any subsidiary of the Firm, except where such an investment represents insignificant ownership in a publicly traded company.

15.

Knowingly benefiting from an error, including but not limited to payment of compensation (including incentive plan payments) or travel and entertainment expense reimbursement, without disclosing that error.

16.

Doing any of the above actions indirectly through another person.

Gifts and Entertainment

Entertainment and the giving or receipt of gifts are governed by Arbor Court Capital's Gifts, Gratuities and Entertainment policy in the chapter GENERAL EMPLOYEE POLICIES of Arbor Court Capital's Written Supervisory Procedures.

Discounts and price reductions not generally available to others are considered gifts. Employees are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving Arbor Court Capital.

Bequests

An employee must report to Compliance any potential bequest in excess of US$100 to the employee under the will or trust instrument of a customer, vendor or supplier of Arbor Court Capital, whether or not Arbor Court Capital is the fiduciary named under such instrument, unless the customer, vendor, or supplier is a member of the employee's immediate family. Bequests in excess of US$100 are subject to the approval of the employee's immediate supervisor and Compliance.

Privacy

Employees may be restricted from accessing, sharing or using certain information across Firm affiliates and from sharing information with external third parties, except as allowed by law. Employees must not view or request access to information unless a valid business purpose exists.

For specific information about privacy requirements, see Customer Privacy Policies And Procedures in the chapter COMMUNICATIONS WITH THE PUBLIC.

Holding Office/Appointments

1.

Before an employee may become a director, officer, or partner of any business organized for profit outside Arbor Court Capital, written approval by Compliance is required.

2.

Employees are encouraged to participate in organizations that are involved in charitable, educational, or community activities, and no approval is needed for involvement with such organizations unless the employee will receive compensation.

3.

Employees are encouraged to participate in civic and political activities.

4.

An employee may hold a part-time elective or appointive office provided the employee receives the written approval of Compliance and provides full disclosure concerning the time involved and compensation, if any, to be received. When an employee seeks a political office, the employee must obtain an opinion from the political entity's legal counsel stating that the employee's candidacy is not prohibited and that the employee's election or appointment will not bar the political entity from doing business with Arbor Court Capital.

5.

Employees must avoid appointments, including fiduciary appointments, which may conflict with the performance of their duties for Arbor Court Capital or otherwise interfere with their employment relationship with the Firm. All fiduciary appointments, except those on behalf of the employee's immediate family members ("Immediate family member" means a person's child, parent, spouse, sibling, and in-laws) must be approved by Compliance which may require execution of a hold harmless agreement by the beneficiary. Employees are prohibited from maintaining trusteeships and other fiduciary appointments for their own customers other than immediate family members.

Internal Accounting Controls

It is the legal responsibility of Arbor Court Capital to develop and maintain systems of internal accounting controls that permit the preparation of its financial statements in accordance with applicable laws, rules, and accounting principles.

No one shall, directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of the Firm. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of disposition of company assets, records of consumers, or any other record.

Any employee who becomes aware, directly or indirectly, of inadequate controls, a failure of controls, or a circumvention of controls, or that transactions or other items are improperly recorded on Arbor Court Capital's books or records, must promptly report the situation to Compliance.

Reporting Possible Ethics Violations and Disciplinary Action

Employees have an obligation to report potential ethics violations to Compliance. Compliance will maintain the confidentiality of the individual reporting the possible violation; the employee may also report anonymously the identity of the parties involved. Retaliation against employees who report possible violations is strictly prohibited and will subject those who retaliate with disciplinary action which may include termination. Those who violate the Code are subject to disciplinary action which may include termination.

For example, if an employee would feel more comfortable in merely reporting that they suspect several of their co-employees are involved in what appears to be falsifying credit reports or that a fellow employee is involved in a transaction that may be a conflict of interest on his or her part, the employee need only report the suspected Code violation, the persons involved, and the department in which they suspect the activity is occurring.

Trading in the Stock of Firm Customers, Suppliers or Vendors

Customer Securities

No employee may invest in the securities of a customer of Arbor Court Capital if the employee participates in or is expected to participate in transactions involving, or is responsible for,

extensions of credit to the customer or if the customer's securities are publicly traded and the employee has non-public information concerning the customer at the time of the proposed investment. If the employee participates in or is responsible for decisions involving non-credit business transactions with the customer, the employee must comply with any investment policy applicable to the employee's line of business before making an investment in the customer's securities. In no case may the employee invest in the customer's securities until after making disclosure of the proposed investment to the employee's immediate supervisor, to the person approving the transaction with the customer, and Compliance.

Supplier or Vendor Securities

No employee may invest in the securities of a supplier or vendor if the employee participates or is expected to participate in or is responsible for decisions involving business transactions with the supplier or vendor or if the securities are publicly traded and the employee has nonpublic information about the supplier or vendor at the time of the proposed investment. If an employee has an existing investment in the securities of a supplier or vendor of Arbor Court Capital and such employee participates or is expected to participate in or is responsible for decisions involving business transactions with the vendor or supplier, the employee shall promptly disclose the investment to his or her immediate supervisor and Compliance, and shall refrain from further participation in such decisions unless expressly authorized in writing by his or her immediate supervisor and Compliance.

An employee may make an insubstantial investment in the publicly traded securities of a supplier or vendor even though such employee participates or is expected to participate in or is responsible for decisions involving the supplier or vendor if the employee obtains the prior approval of the employee's immediate supervisor and Compliance.

Full and Fair Disclosure

Employees are required to make full, fair, accurate, timely, and understandable disclosure in reports and documents that Arbor Court Capital files with, or submits to, the Securities and Exchange Commission, SROs, government agencies, and in other public communications made by Arbor Court Capital.

Compliance

1.

Each employee of Arbor Court Capital shall act on Arbor Court Capital's behalf in a manner that complies with all laws, rules, and regulations under which Arbor Court Capital must operate. Any employee who becomes aware, either directly or indirectly, of an employee's violation of a law involving a breach of trust must report the violation promptly to Compliance.

2.

If an employee becomes aware of or suspects embezzlement, false entries in Arbor Court Capital's records, false statements to Arbor Court Capital's regulators, false statements by customers or consumers (where the employee knows that the statement is false or has reason to inquire as to its falseness), or any fraud or potential fraud, or other criminal violation involving Arbor Court Capital, its employees or customers, such employee must immediately contact Compliance.

3.

An employee who is convicted of a crime (other than a minor traffic offense) or found liable for an offense that subjects the employee to a disciplinary or licensure order by a regulatory agency or self-regulatory organization, must promptly report the event to

Compliance. In addition, an employee who is charged with (but not convicted) of a crime involving a breach of trust, dishonesty, substance abuse, money laundering, or a felony, or is charged with (but not found liable) of an offense by a regulatory agency or self-regulatory organization that may result in a disciplinary or licensure order must promptly report the event to Compliance. Failure to report the above is a violation of the Code.

4.

Each employee must cooperate fully with a request by Arbor Court Capital to conduct an investigation of the employee. Failure to do so is a violation of the Code.

Important Contacts

Title and/or Department	Name	Phone Number
Code of Ethics Officer	Christopher Barone	216-839-5103
Chief Compliance Officer	Christopher Barone	216-839-5103
Outside Independent Auditor	Hobe & Lucas CPA’s	216-524-9960

Supervision

It is the responsibility of each supervisor to train and supervise employees so that they are able to perform their jobs in a competent manner and in conformity with Arbor Court Capital's policies, including the Code of Ethics. When assigning responsibilities to an employee, it is the supervisor's responsibility to ensure that the employee has demonstrated the capability to discharge the assigned responsibility in conformity with the Code of Ethics. It is also the supervisor's responsibility to ensure that all employee questions concerning the operation and requirements of the Code of Ethics are fully addressed.

Administration

1.

The Chief Compliance Officer is responsible for administration of the Code of Ethics and updating the Code when necessary.

2.

All employees will receive a printed copy or directed to review an electronic version of the Code upon hire and will certify their compliance annually on the Annual Employee Certification.

3.

Disclosures, approvals, or waivers will be reviewed, acted upon, and retained by the Chief Compliance Officer with the exception of requests for waivers by Firm directors which will be reviewed and acted upon by the Board of Directors and/or Arbor Court Capital Audit Committee, if an audit committee exists.

4.

The Code will be included in employee training.